Exhibit 99.1

For Release: Noon EDT Contact: Julie S. Ryland

Thursday, May 18, 2006 205-326-8421

Energen to Buy Back Company Stock Under Existing Repurchase Plan

Birmingham, Ala. - Energen Corporation (NYSE: EGN) announced today that it will begin to actively buy back shares of Energen common stock under its existing stock repurchase plan. A total of 2,150,700 shares remain authorized for repurchase.

Mike Warren, Energen's chairman and chief executive officer, said that he also plans to ask the Company's Board of Directors to increase the amount of Energen common shares authorized for repurchase. The amount and timing of any such increase in authorized shares will be made at the discretion of the Board.

"We plan to consider stock repurchase on a go-forward basis as one of several investment options available to us as we strive to allocate capital in ways that will continue to enhance shareholder value," Warren said.

Energen may buy shares from time to time on the open market or in negotiated purchases. The timing and amounts of any repurchases will be at management's discretion and in accordance with securities laws and other legal requirements. The repurchase program is subject to reevaluation in the event of changes in market conditions.

Energen Corporation is a diversified energy holding company with headquarters in Birmingham, Alabama. Its two lines of business are the acquisition and development of natural gas, oil and natural gas liquids onshore in North America and natural gas distribution in central and north Alabama. Additional information on Energen is available at www.energen.com.

FORWARD-LOOKING STATEMENTS

This release contains statements expressing expectations of future plans, objectives and performance that constitute forward-looking statements made pursuant to the Safe Harbor provision of the Private Securities Litigation Reform Act of 1995. Except as otherwise disclosed, the Company's forward-looking statements do not reflect the impact of possible or pending acquisitions, divestitures or restructurings. We undertake no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise. All statements based on future expectations rather than on historical facts are forward-looking statements that are dependent on certain events, risks and uncertainties that could cause actual results to differ materially from those anticipated. In addition, the Company cannot guarantee the absence of errors in input data, calculations and formulas used in its estimates, assumptions and forecasts. A discussion of risks and uncertainties, which could affect future results of Energen and its subsidiaries, is included in the Company's periodic reports filed with the Securities and Exchange Commission.

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